EXHIBIT H
Form Of Notice

   Filings Under the Public Utility Holding Company Act of
                  1935, as amended ("Act")

              SECURITIES AND EXCHANGE COMMISSION

                       Release No. 35-

                       _________, 2001




   Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated under the Act. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) is/are available for public inspection through the Commission's Branch of Public Reference.

   Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ________________, 2001, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549-0609, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issues of facts or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After _____________, 2001, the applicant(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

   Northeast Utilities, et al. (70-     )

   Northeast Utilities ("NU"), 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010, a registered holding company, and its public utility subsidiary, Holyoke Water Power Company ("HWP") and HWP's wholly-owned subsidiary, Holyoke Power and Electric Company ("HP&E"), One Canal Street, Holyoke, Massachusetts (collectively, "Applicants"), have filed a declaration under section 12(d) of the Act and rule 44 under the Act.

   Applicants seek an order of the Commission approving the sale of certain utility assets (the "HWP Assets") to the City of Holyoke Gas and Electric Department ("HG&E"), a Massachusetts municipal light plant. The HWP Assets consist of hydro-electric generating facilities and associated distribution and other related assets, including (i) the Holyoke Dam and related units with an aggregate capacity of
43.8 Mw, (ii) related inventory and equipment, including poles and wires , (iii) certain of HWP's properties in Holyoke, along with certain properties in Chicopee and South Hadley, Massachusetts, (iv) contracts with all of HWP's retail customers, and (v) millpowers, water exchange agreements, licenses and other agreements related to the HWP assets.

   HG&E will pay HWP $17.55 million, subject to adjustment, for the HWP Assets. HG&E will continue to use the HWP
Assets to generate electricity.

   For the Commission, by the Division of Investment
Management, pursuant to delegated authority.